Exhibit 8.1

MFC INDUSTRIAL LTD.

LIST OF SIGNIFICANT SUBSIDIARIES AS AT MARCH 31, 2014

	Country of Incorporation	Beneficial Interest(1)
MFC Commodities GmbH	Austria	100%
MFC Trade & Financial Services GmbH	Austria	100%
IC Managementservice GmbH	Austria	100%
International Trade Services GmbH	Austria	100%
MFC Metal Trading GmbH	Austria	100%
Kasese Cobalt Company Limited	Uganda	100	%(2)
AFM Aluminiumfolie Merseburg GmbH	Germany	55%
MAW Mansfelder Aluminiumwerk GmbH	Germany	55%
MFC (A) Ltd.	Marshall Islands	100%
MFC (D) Ltd.	Marshall Islands	100%
Brock Metals s.r.o.	Slovakia	100%
M Financial Corp.	Barbados	100%
Mednet (Shanghai) Medical Technical Developing Co., Ltd.	China	100%
Hangzhou Zhe-er Optical Co. Ltd.	China	51%
MFC Corporate Services AG	Switzerland	100%
Compton Holding Austria GmbH	Austria	100%
Compton Petroleum Austria GmbH	Austria	100%
GPT Global Pellets Trading GmbH	Austria	100%
MFC Energy Corporation	Canada	100%
MFC Energy (Montana), Inc.	U.S.	100%
Mazeppa Processing Partnership	Canada	100%
MFC Resources Inc.	U.S.	100%
ACC Resources S.R.L.	Argentina	100%
Possehl Mexico S.A. de C.V.	Mexico	60%
____________________

Notes:
(1)	Percentages rounded to nearest whole number.
(2)	We derive 100% beneficial benefit from the subsidiary from our holding of a shareholder loan and 75% share capital.